Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT made as of this 9th day of August, 2023, by and between G-III Apparel Group, Ltd., a Delaware corporation (the “Company”) and MORRIS GOLDFARB (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement (the “Prior Agreement”), dated February 1, 1994, as amended; and

WHEREAS, the Company desires that the Executive enter into this Agreement so that the Company may be assured of the services of the Executive for the term of this Agreement and the Executive is desirous of providing such services on the terms and conditions as provided for in this Agreement, and

WHEREAS, it is the intention of the Company and the Executive that this Agreement supersede the Prior Agreement, and that from and as of the date hereof the Prior Agreement shall be cancelled and of no further force and effect.

NOW THEREFORE, in consideration of the foregoing, and the respective covenants and agreements herein contained, the parties hereto agree as follows:

1.Duties.  The Company shall employ the Executive, and the Executive shall serve, as Chief Executive Officer of the Company during the Employment Term (as hereinafter defined), and shall devote his full working time toward the performance of such duties and responsibilities as provided for in the Company’s By-Laws, and such other duties and responsibilities as may from time to time be prescribed by the Company’s Board of Directors which are consistent with his position as Chief Executive Officer of the Company; provided, however, Executive may engage or participate in such other activities incidental to any other employment, occupation or business venture or enterprise which does not materially interfere with or compromise his ability to perform his duties hereunder.

The Company shall use its best efforts to cause the Executive to be a member of its Board of Directors throughout the Employment Term and shall include him in the management slate for election as a director at every stockholders’ meeting at which his term as a director would otherwise expire.  The Board of Directors shall not amend its By-Laws or take any other action to reduce the scope of the Executive’s authority and responsibilities, unless he shall otherwise consent, or except as otherwise provided in this Agreement.

During the Employment Term and for a period of two years after the Employment Term (the “Non-Competition Period”), the Executive shall not, directly or indirectly, without the prior consent of the Audit Committee of the Company’s Board of Directors, as owner, partner, joint venturer, shareholder, employee, corporate officer or director, engage or become financially interested in, be employed by, or render consulting services to any business in direct competition with any business engaged in during the Employment Term by the Company or its subsidiaries or affiliates (collectively, the “G-III Group”) in any geographic area where, during the term of his employment, the business of the G-III Group is being conducted; provided; however, that the Executive may own any securities of any corporation which is engaged in any such business and which is publicly owned and traded but in an amount not to exceed at any one time four percent of any class of stock or securities of such company. In addition, Executive shall not, directly or indirectly, during the Non-Competition Period (i) request or cause any customers, suppliers, licensees or licensors with whom the G-III Group has a business relationship to cancel or terminate any such business relationship with any member of the G-III Group or (ii) solicit, interfere with, entice from or hire from any member of the G-III Group any employee of any member of the G-III Group.

2.Term.  The term of this Agreement and of the term of employment (the “Employment Term”) of the Executive shall be from the date hereof until January 31, 2026, unless sooner terminated in accordance with the terms hereof; provided, however, that on each August 1st prior to the end of the then Employment Term, commencing with August 1, 2025, the Employment Term of this Agreement shall be automatically extended for an additional one-year period unless prior to such August 1st either party shall have given written notice to the other that the Employment Term of this Agreement shall not be extended any further.

3.Compensation. During the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 3.
a.Salary.  The Executive shall receive a base salary at the rate of $1,350,000 per annum, subject to such increases as may be approved at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”), payable in accordance with the Company’s normal payroll policy at the time in effect.
b.Nonexclusive.  Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plans of the Company.
c.Expenses.  The Company acknowledges and agrees that the Executive, in rendering services hereunder, will be required to spend sums of money for travel to various locations throughout the world and for the entertainment of various persons and representatives of companies and organizations with whom the Company is having, or would like to have, business relationships.  The Company shall reimburse the Executive, upon presentation by the Executive of documentation therefor, for any travel, entertainment or other business expenses reasonably incurred by the Executive in rendering services hereunder on behalf of the Company.  The Executive shall be entitled to receive such reimbursement within fifteen (15) days after he has delivered an itemized expense account therefor to the Company.  The parties hereto agree that the Executive shall be entitled to stay in first-class hotel accommodations and to otherwise avail himself of first-class travel and entertainment facilities in connection with Executive’s employment hereunder.
d.Automobile.  The Company shall provide the Executive with an automobile or shall reimburse the Executive for the cost thereof.
e.Disability.  If during the Employment Term the Executive becomes disabled or incapacitated to the extent that he is unable to perform his duties hereunder (due to any physical or mental injury, illness or defect) for a period of 180 consecutive days, then the Company shall thereafter pay to the Executive fifty percent of the amount of the annual base salary provided for pursuant to Section 3 hereof during the period of such disability or incapacity, in the same manner set forth in said Section 3, for the balance of the Employment Term.  During such 180 day period, the Executive shall be entitled to receive his annual base salary provided for in Section 3.
f.Life Insurance.  The Executive shall be entitled to cause an ordinary life insurance policy in the face amount of $5,000,000 to be issued by an insurance company of the Executive’s choice on the Executive’s life naming the Executive’s wife as beneficiary.  The Company shall reimburse the Executive on demand for the cost of all premiums in connection with the maintenance of said policy.
g.Health Insurance.  The Company, at its sole cost and expense, shall cause full health insurance coverage to be provided in favor of the Executive during the Employment Term as the same is regularly provided for the Company’s senior executive employees, including, without limitation, major medical, hospitalization and dental insurance.  In lieu thereof, the Executive shall be entitled to cause such insurance to be issued by an insurance company of the Executive’s choice in such amounts as the Executive shall determine, and the Company shall reimburse the Executive on demand for the cost of all premiums in connection with the maintenance of such policies.
h.Other Benefits.  The Executive shall be entitled to participate in and receive benefits under the Company’s employee benefit plans and arrangements in effect on the date hereof (in accordance with their respective terms) or to participate in or receive benefits under those plans or arrangements of the Company providing the Executive with at least equivalent benefits thereunder (and giving credit for all plan purposes for service rendered by the Executive to the Company and its subsidiaries).  The Company shall not make any changes in such plans or arrangements (including, if applicable, the funding through insurance or otherwise of such plans or arrangements) that would adversely affect the Executive’s rights or benefits thereunder in a manner different from the Company’s other senior executives.  The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its senior executives and key management employees, subject to, and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  Any payments or benefits payable to the Executive hereunder in respect of any year during which the Executive is employed by the Company for less than the entire year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such year during which he is so employed.
i.Vacations.  The Executive shall be entitled to six (6) weeks of paid vacation days in each calendar year, or such greater (but not lesser) number of weeks as may be determined by the Compensation Committee from time to time during the term hereof.  The Executive shall also be entitled to all paid holidays given by the Company to its senior executives.
j.Supplemental Pension.  For each full year of the Executive’s employment hereunder the Company will credit $100,000 to a bookkeeping account established in the name of the Executive. The aggregate amount credited to the Executive’s bookkeeping account, together with investment gain or loss thereon (on a basis to be determined) will be payable to the Executive by the Company as soon as practicable after the Executive’s termination of employment with the Company and its subsidiaries, and in accordance with Section 409A of the Internal Revenue Code and related guidance issued thereunder by the Department of the Treasury and Internal Revenue Service; provided, however, that no such amount will be payable if the Executive’s employment is terminated by the Company for “cause” (as such term is defined in Section 6(a) hereof).  The Company shall establish a grantor trust and shall contribute to said trust the principal amount of each year’s deferred compensation credit.  The assets of the trust will be applied to satisfy the Company’s obligations to the Executive under this Section 3(j), it being understood, however, that the assets of the trust will be subject to the claims of the Company’s creditors in the event of the Company’s prior bankruptcy.   The deferred compensation agreement set forth in this Section 3(j) is subject to the terms and provisions of the Company’s supplemental executive retirement plan to the extent that such terms and provisions are not inconsistent with the terms and provisions hereof.
k.Equity Grants. (1) Subject to the provisions of this paragraph (k), Executive shall be entitled to receive a grant of an aggregate 700,000 performance stock units (“Initial PSUs”) under the Company’s 2015 Long Term Incentive Plan (the “Existing Plan”) or such other plan (the “New Plan”) that replaces the Existing Plan (collectively the “Plan”), with 380,000 of such Initial PSUs to be issued upon the execution of this Agreement and the 320,000 PSU balance of such grant (the “Remaining Grant”) to be issued at the closing of business on the earlier of the first trading day following the date of the next meeting of the stockholders of the Company called to approve the New Plan and February 29, 2024, with such performance metrics and on such other terms and conditions as set forth in definitive Initial PSU Agreements to be approved by the Compensation Committee.  Executive shall also be entitled to receive annual equity grants during each fiscal year of the Employment Term, commencing with the fiscal year ending January 31, 2025. The Remaining Grant shall be made under the New Plan if the New Plan has been duly approved by the Company’s stockholders, or under the Existing Plan if the New Plan has not been duly approved by the Company’s stockholders by February 29, 2024. Notwithstanding the foregoing, the Remaining Grant may not be made under the New Plan until a registration statement on Form S-8 has been filed with the Securities and Exchange Commission.

(2) Executive shall be entitled to receive annual grants for an aggregate of 300,000 shares with 60% of such shares being subject to Performance Stock Units (“Annual PSUs”) and 40% of such grants being subject to Restricted Stock Units (“Annual RSUs”); provided, however, that the aggregate grant date fair value for the annual grants based on the closing price of the Company’s common stock on the date of grant may not exceed $6,000,000. (By way of example, if the closing price of the Company’s common stock on the date of grant is $20 or less, then the annual grant shall be for an aggregate of 300,000 shares. If the closing price of the Company’s common stock on the date of grant is greater than $20, the aggregate number of shares subject to the annual grant will be the amount determined by dividing $6,000,000 by such closing price with 60% of such shares being subject to Annual PSUs and 40% of such shares being subject to Annual RSUs.)  Executive understands and agrees that (i) the performance metrics and other terms and conditions of the Annual PSUs, including time vesting provisions, shall be as determined by the Compensation Committee and subject to a PSU Agreement and the terms of the Company’s long-term incentive plan governing such grants and (ii) the Annual RSUs shall be subject to three-year cliff vesting and other terms and conditions as determined by the Compensation Committee and subject to an RSU Agreement and the terms of such long-term incentive plan.

l.Services Furnished.  The Company shall furnish the Executive with office space, secretarial and stenographic assistance and such other facilities and services as shall be suitable to the Executive’s position and adequate for the performance of his duties as set forth in Section 1 hereof.
4.Annual Incentive Program.
a.During each of the Company’s fiscal years during the Employment Term, commencing with the fiscal year ending January 31, 2024, Executive shall be entitled to participate in the Company’s Annual Incentive Program with a target bonus in the amount of $4,000,000 (the “Target Bonus”) for each fiscal year. The amount of the annual incentive paid to Executive with respect to any fiscal year shall be based on each year’s Annual Incentive Program that will contain performance metrics and adjustments thereto as determined with respect to each fiscal year by the Compensation Committee.
b.Payment.  Payments under the Annual Incentive Program shall be made in a manner consistent with past practice with respect to payments of annual incentive compensation (i.e., during the 75 days after the close of the applicable fiscal year and shall be made irrespective of the Executive’s then current employment status with the Company, except that no payments shall be made under the Annual Incentive Program following a termination of employment by the Executive without “cause” (as defined in Section 6(b) hereof) or without “Good Reason” (as defined in the Plan) or a termination of employment by the Company for “cause” (as defined in Section 6(a) hereof); provided that, with respect to any fiscal year of the Company during which the Executive’s employment terminates (except as provided above), the Executive shall be entitled only to a pro rata share of payments pursuant to the Annual Incentive Program based upon a pro rata share calculated as a fraction based upon the number of days which the Executive has been employed by the Company in such fiscal year divided by the entire number of days in such fiscal year).
5.Place of Performance.  In connection with his employment by the Company, the Executive shall be based at the principal executive offices of the Company which shall be located in the New York City metropolitan area, except for travel required for Company business to an extent substantially consistent with the Executive’s present business travel obligations on behalf of the Company and its subsidiaries.
6.Termination.
a.Termination for Cause by the Company.  The Company may terminate this Agreement and all of the Company’s obligations hereunder for “cause”.  Termination by the Company for “cause” shall mean termination by action of a majority of the members of the Company’s Board of Directors because of the Executive’s conviction of a felony (which, through lapse of time or otherwise, is not subject to appeal) or willful refusal without proper cause to perform his obligations under this Agreement or because of the Executive’s material breach of any of the covenants provided for in Section 8 hereof.  Such termination shall be effected by written notice thereof by the Company to the Executive, and, except as hereinafter provided, shall be effective as of the date of such notice; provided, however, that such termination shall not be effective if (i) such termination is because of the Executive’s willful refusal without proper cause to perform any one or more of his obligations under this Agreement, (ii) such notice is the first such notice of termination for any reason delivered by the Company to the Executive hereunder, and (iii) within 7 days following the date of such notice the Executive shall cease his refusal and shall use his best efforts to perform such obligations.

The Executive may, within 15 days following delivery of the notice of termination referred to in the preceding paragraph, by written notice to the Board of Directors of the Company, cause the matter of the termination of this Agreement to be discussed at the next regularly scheduled meeting of the Board of Directors or at a special meeting of the Board of Directors held in accordance with the Company’s By-Laws.  The Executive shall be entitled to be represented by counsel at such meeting which shall be conducted according to a procedure deemed equitable by a majority of the Directors present.  If, at such meeting, it shall be determined by a majority of the Directors that this Agreement had been terminated without proper cause, the provisions of this Agreement shall be reinstated with the same force and effect as if the notice of the termination had not been given.  The Executive shall be entitled to receive the compensation and other benefits provided herein for the period from the date of the delivery of the notice of termination through the date of such Board meeting.  Nothing herein contained shall limit or deny the Executive’s right to have any such dispute resolved pursuant to arbitration as set forth in Section 15 hereof.

b.Termination for Cause or Good Reason by the Executive.  The Executive shall have the right to terminate this Agreement and all of the Executive’s obligations hereunder for “cause” or “Good Reason” (as defined in the Plan).  Termination by the Executive for “cause” shall mean (i) termination because of a material breach by the Company of any of its obligations hereunder or (ii) if the Company shall give written notice pursuant to Section 2 that the Employment Term shall not be extended any further.
c.Executive’s Remedies.  In the event the Company terminates this Agreement without cause (as defined in Section 6(a) hereof), or in the event the Executive terminates this Agreement for cause (as defined in Section 6(b) hereof) or “Good Reason” (as defined in the Plan), the parties hereto agree that damages to the Executive shall be difficult to ascertain in any such event, but in order to limit the liability of the Company the Executive shall be entitled to (x) enter into a mutually-acceptable consultancy agreement with the Company commencing immediately following the termination of his employment (prior to January 31, 2028) and having a term ending on the 61st month anniversary of the date of this Agreement, at an annual compensation of $12,000 (less any amounts paid to the Executive for serving on the Board of Directors) and (y) receive a severance payment in an amount equal to the following:  (i) two (2) times his then current annual base salary, plus (ii)  two (2) times the Target Bonus, which amounts shall be immediately due and payable upon any such termination, plus (iii) all other benefits accruing to the Executive to the date of termination as provided hereunder.
d.Mitigation.  In the event of the termination of this Agreement by the Executive for “cause” or “Good Reason” (as defined in the Plan), or in the event of the termination of the Executive’s employment by the Company without cause (as defined in Section 6(a) hereof) or in breach of this Agreement, it is expressly understood that the Executive shall not be required to seek other employment in order to mitigate his damages hereunder.
e.Legal Costs.  In the event that the Executive institutes any legal action to enforce his rights, or to recover damages for breach of the Company’s obligations, under this Agreement and this Section 6, the Executive in such an action shall be entitled to recover from the Company all costs and expenses (including, without limitation, attorneys’ fees and disbursements) incurred by him if he prevails in any such action or if any such action is settled in his favor.
f.Change In Control.  Notwithstanding anything to the contrary contained in Section 6(c) hereof, and in lieu of any payments required to be made pursuant to said Section 6(c), in the event (i) the Company shall terminate this Agreement without cause (as defined in Section 6(a) hereof) or (ii) the Executive shall terminate this Agreement for cause (as defined in Section 6(b) hereof) or “Good Reason” (as defined in the Plan), in either case at any time within two years after the occurrence of a Change In Control (as defined below) of the Company, the Company shall pay to the Executive, in a lump sum in cash within 30 days after such termination date, an amount equal to  2.99 times the Executive's "annualized includable compensation for the base period," as defined in section 280G of the Internal Revenue Code of 1986 (the "Code"), or any successor provision (which term includes, without limitation, the Executive's base salary and bonus). In addition, for a period of three years from such termination date, the Company shall continue to provide all other benefits to the Executive at least equal to those which would have been provided to the Executive had the Executive’s employment not been so terminated, or, if more favorable to the Executive, those benefits generally in effect at any time thereafter with respect to similar executive officers of the Company (or its successor, if applicable).

Furthermore, for purposes of determining eligibility of the Executive for retiree benefits pursuant to any plan, program or policy maintained by the Company, the Executive shall be considered to have remained employed until the end of such three year period and to have retired on the last day of such period; provided, however, that to the extent it is not possible under any such plan, program or policy to characterize such three year period as employment service, the Company agrees to provide the Executive with such substantially equivalent benefit as would give the Executive the same substantial benefit he would have received if such characterization was possible and given effect.

As used in this Section 6(f), a Change In Control shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions)

of all, or substantially all, the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Executive, shall become the beneficial owner of 35% or more of the Company’s then outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

7.Death.  If the Executive shall die during the term of this Agreement, this Agreement and all benefits hereunder shall terminate except that (i) if death occurs during the term of this Agreement, the Executive’s estate shall be entitled to receive the then current base salary provided in Section 3 hereof for a period of twelve months from the last day of the month in which his death occurs and shall be eligible to receive compensation pursuant to the Annual Incentive Program under Section 4 (based on actual performance) hereof prorated according to the number of days of employment in such fiscal year, and (ii) such termination shall not affect any vested rights which the Executive may have at the time of his death pursuant to any insurance or other death benefit plans or arrangements of the Company or any subsidiary, which rights shall continue to be governed by the provisions of such plans and agreements.
8.Protection of Confidential Information.  The Executive acknowledges that his employment by the Company (which for all purposes of this Agreement shall include the Company’s subsidiaries and affiliates) will, throughout the term of this Agreement, bring him in contact with many confidential affairs of the Company not readily available to the public, and plans for future developments.  In recognition of the foregoing, the Executive covenants and agrees that he will not intentionally disclose to anyone outside of the Company any material confidential matters of the Company which are not otherwise in the public domain, either during or after the expiration of the term of his employment except with the Company’s written consent or as required by court order, law or subpoena or other legal compulsion to disclose.
9.Successors; Binding Agreement.  This Agreement and all rights of the Executive hereunder shall insure to the benefit of, and shall be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.
10.Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered against receipt therefor or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:	(On file with the Company)
If to the Company:	G-III Apparel Group, Ltd. 512 Seventh Avenue New York, New York 10019 Attention: Chief Financial Officer
With a copy, in either case, to:	Neil Gold, Esq. and Steven Suzzan, Esq. Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, New York 10019

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

11.Miscellaneous.  No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers of the Company as may be specifically designated by its Board of Directors.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York for agreements executed and performed in said State without regard to its conflict of laws principles.
12.Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
13.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
14.Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements (including the Prior Agreement), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.
15.Arbitration.  Should any disagreement, dispute, conflict, claim or controversy arise between any of the parties hereto with respect to this Agreement or any of the provisions thereof, or as to the interpretation or effect thereof, or as to a breach thereof claimed to have been committed by any party, or as to any other matter, cause or thing whatsoever relating to this Agreement, and should said dispute or controversy fail to be amicably resolved by mutual agreement of the parties concerned therein, then the same shall be submitted to and determined by arbitration in the City of New York in the State of New York before and by the American Arbitration Association, in accordance with the rules and regulations of said arbitration tribunal then applicable and in full force and effect.  Judgment upon the award or decision rendered by said arbitration tribunal as aforesaid may be entered in any court or forum, Federal or state, having jurisdiction thereof, and shall have the effect for all purposes of a judgment of said court or forum with respect to the parties and subject matter therein concerned.
16.Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made no later than the last day of the Executive’s taxable year following the taxable year in which the expense occurred (or no later than such earlier date as otherwise set forth elsewhere in this Agreement). For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. If the Executive is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment in connection with a separation from service sooner than six months after his “separation from service” that, absent the application of this paragraph, would be subject to additional tax imposed pursuant to Section 409A as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (x) six months after the Executive’s separation from service, or (y) the Executive’s death. Notwithstanding the foregoing, the Company makes no representation to the Executive about the effect of Section 409A on the provisions of this Agreement.

17.Section 280G. (a) Notwithstanding anything to the contrary contained in this Agreement or in any other agreement entered into by and between the Executive, on the one hand, and the Company or any of its affiliates, on the other hand, or in any incentive arrangement or plan (including equity arrangements and plans) offered by the Company or its affiliates, in the event that any amount or benefit paid or provided (or to be paid or provided) to the Executive pursuant to this Agreement, taken together with any other amounts or benefits paid or provided (or to be paid or provided) to the Executive by the Company or its affiliates (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject the Executive to an excise tax under Section 4999 of the Code (the “Excise Tax”), then the provisions of this Section 17 will apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount that can be paid to the Executive without the Executive incurring an Excise Tax, then, solely to the extent that the Executive would be better off on an after-tax basis (taking into account all federal, state, and local taxes, including income, employment, and excise taxes) by receiving the maximum portion of the Covered Payments that may be made without the Executive becoming subject to the Excise Tax, the amounts payable to the Participant under this Agreement (or under any other agreement, arrangement, or plan) will be reduced (but not below zero) to the maximum amount that may be paid without the Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event that the Executive receives reduced payments and benefits as a result of the application of this Section 17, reduction will be made in accordance with the following rules: (i) first, reductions will first be made from payments and benefits that are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then will be made (to the extent necessary) out of payments and benefits that are subject to Section 409A of the Code; (ii) second, within such categories, reductions will first be made to cash severance payments before being made to other cash payments, and then last to payments in connection with equity awards; and (iii) third, within such categories, reductions will be made to payments and benefits in reverse chronological order (i.e., amounts due to be paid later will be reduced before amounts due to be paid sooner).

(b)  The accounting firm engaged by the Company for general tax purposes or such other nationally-recognized accounting firm selected by the Company will perform the calculations contemplated by this Section 17. The Company and the Executive agree to provide such firm with such information and documents as such firm may reasonably request in order to perform such calculations. The Company will bear all expenses of such firm with respect to the determinations required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and the Executive. If the accounting firm determines that no Excise Tax is payable with respect to a payment, either before or after the application of the Payment Cap, then it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such payments. Any good faith determinations of the accounting firm made hereunder will be final, binding, and conclusive upon the Company and the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first-above written.

G-III APPAREL GROUP, LTD.

By: /s/ Neal Nackman
Neal Nackman

/s/ Morris Goldfarb
Morris Goldfarb